 Exhibit 10.2

AMENDED AND RESTATED SUPPORT AGREEMENT

THIS AGREEMENT made as of the 10th day of April, 2020.

BETWEEN:

INDUS HOLDINGS, INC., a company organized under the laws of the Province of British Columbia, Canada (formerly Mezzotin Minerals Inc., a company organized under the laws of the Province of Ontario, Canada) (“Pubco”)

and

INDUS HOLDING COMPANY, a corporation incorporated under the laws of the State of Delaware (“Indus US”)

RECITALS:

A.
Indus US is a subsidiary of Pubco.

B.
On November 12, 2018 Pubco and Indus US entered into a letter agreement and on March 29, 2019, Pubco, Indus US, 2670995 Ontario Inc. (“Finco”) and 2670764 Ontario Inc. (“Amalgamation Sub”) entered into a business combination agreement (the “Business Combination Agreement”). In connection with the transactions contemplated by the Business Combination Agreement: (i) Pubco caused the formation of Finco, a corporation existing under the laws of Ontario, Canada; (ii) Finco completed a financing pursuant to the issuance of Finco subscription receipts (the “Finco Subscription Receipts”) in exchange for proceeds of CDN$53,769,675.30; and (iii) the outstanding Finco Subscription Receipts were converted pursuant to their terms into common shares of Finco (the “Finco Subscription Receipt Conversion”).

C.
Subsequent to the Finco Subscription Receipt Conversion, the parties effected the three-cornered amalgamation of Pubco, Finco, and Amalgamation Sub, a corporation organized under the laws of Ontario, Canada and wholly-owned by Pubco (such amalgamation, the “Amalgamation”) with the resulting entity (“Amalco”) constituting a continuation of Finco and Amalgamation Sub pursuant to applicable Ontario corporate law and pursuant to which the holders of Finco shares received “subordinate voting shares” of Pubco (the “Pubco Shares”).

D.
Subsequent to the Amalgamation, Amalco was dissolved and liquidated, pursuant to which all of the assets of Amalco (which consisted of the net proceeds from the sale of the Finco Subscription Receipts (the “Net Proceeds”) became the property of Pubco. Pubco subscribed for non-redeemable Class A Common Shares of Indus US (the “Class A Shares”) for an aggregate purchase price equal to the Net Proceeds.

E.
Substantially simultaneously with the Amalgamation, the shareholders of Indus US adopted the seventh amended and restated limited certificate of incorporation of Indus US, pursuant to which the outstanding shares of Indus US were reclassified as Class B Common Shares of Indus US.

F.
As of the date hereof, (i) the shareholders of Indus US have adopted the eighth amended and restated limited certificate of incorporation of Indus US (the “Eighth A&R Charter”), pursuant to which Indus US has authorized the issuance of its Class C Common Shares, and (ii) Indus US is conducting the initial closing of an offering of convertible debentures (the “Debentures”) and warrants (the “Warrants”). The Debentures are convertible into Class C Common Shares and the Warrants are exercisable for Pubco Shares.

G.
The Class B Common Shares and the Class C Common Shares have certain redemption rights as provided in, and subject to the limitations of, the Eighth A&R Charter and may be exchanged for Pubco Shares under the circumstances provided therein.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1
Defined Terms

“Agreement” means this Support Agreement, including all recitals and schedules, as it may be amended, supplemented and/or restated in accordance with its terms. Each term denoted herein by initial capital letters and not otherwise defined in this Agreement has the respective meaning given to it in the Eighth A&R Charter, unless the context requires otherwise.

1.2
Interpretation Not Affected by Headings

 The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3
Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.4
No Strict Construction

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

1.5
Number and Gender

 In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.6
Statutory References

A reference to a statute includes all registrations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

1.7
Date for Any Action

 If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.8
Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in accordance with IFRS consistently applied.

ARTICLE 2
COVENANTS OF PUBCO AND INDUS US

2.1
Covenants Regarding Indus US Shares Exchangeable or Redeemable for Pubco Shares

So long as any shares of stock of Indus US not owned by Pubco or its affiliates which are redeemable for Pubco Shares (“Redeemable Corporation Shares” and together with the Class A Shares, the “Indus US Shares”) are outstanding or any Redeemable Corporation Shares are issuable pursuant to the exercise, conversion or exchange of any outstanding securities of Indus US, Pubco will:

(a)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Indus US, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of a redemption of Redeemable Corporation Shares by a holder thereof (a “Redeemable Share Shareholder”) in respect of each issued and outstanding Redeemable Corporation Share upon a redemption of such Redeemable Corporation Shares by Indus US and, without limiting the generality of the foregoing, take all such actions and do all such things as are necessary or desirable to enable and permit Indus US to cause to be delivered Pubco Shares and/or amounts in cash, as applicable, to the holders of Redeemable Corporation Shares in accordance with the Eighth A&R Charter, together with an amount in cash sufficient to pay any amount to be paid in respect of unpaid distributions with respect to such Redeemable Corporation Shares (if any); and

(b)
in the event any Pubco Shares are issued (whether upon a redemption of Redeemable Corporation Shares by Indus US, upon an exchange of Redeemable Corporation Shares for Pubco Shares, in accordance with the terms of Pubco securities that are exercisable or exchangeable for or convertible into Pubco Shares, upon a primary issuance of Pubco Shares or otherwise), subscribe for a number of Class A Shares equal to the number of Pubco Shares so issued (with the consideration therefor payable by Pubco (i) in connection with a redemption of Redeemable Corporation Shares by Indus US, in (A) Pubco Shares delivered to the holder of such Redeemable Corporation Shares or, in the case of the Class B Common Shares, (B) cash in amount equal to the Redeemed Shares Equivalent (as defined in the Eighth A&R Charter), if Indus US elects to pay the redemption price for such Redeemable Corporation Shares in cash and (ii) in connection with a primary issuance of Pubco Shares, in cash to Indus US.

2.2
Reservation of Pubco Shares

Pubco hereby represents, warrants and covenants in favour of Indus US that Pubco will, at all times while any Redeemable Corporation Shares (or other rights pursuant to which Redeemable Corporation Shares may be acquired upon the exercise, conversion or exchange thereof) other than Redeemable Corporation Shares held by Indus US or its affiliates are outstanding, authorize for issuance such number of Pubco Shares (or other shares or securities into which Pubco Shares may be reclassified or changed) without duplication: (a) as is equal to the sum of (i) the number of Redeemable Corporation Shares issued and outstanding from time to time; and (ii) the number of Redeemable Corporation Shares issuable upon the exercise, conversion or exchange of all rights to acquire Redeemable Corporation Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Pubco and Indus US to meet their respective obligations under the Eighth A&R Charter. Nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of (i) any redemption contemplated in Section 2.1 herein by delivery of purchased Pubco Shares (which may or may not be held in the treasury of Pubco) or the delivery of cash pursuant to a redemption or exchange of Redeemable Corporation Shares or (ii) any exchange contemplated in Section 2.1 herein by delivery of purchased Pubco Shares (which may or may not be held in the treasury of Pubco). Pubco covenants that all Pubco Shares issued upon such a redemption or exchange will, upon issuance, be validly issued, fully paid and non-assessable.

2.3
Stock Exchange Listing

Pubco covenants and agrees in favour of Indus US that, as long as any outstanding Redeemable Corporation Shares (or other rights pursuant to which Redeemable Corporation Shares may be acquired) are owned by any person other than Indus US or any of its affiliates, Pubco will use its reasonable efforts to maintain a listing for Pubco Shares on a stock exchange which is a designated stock exchange within the meaning of the Income Tax Act (Canada) and to ensure that Pubco is a “public corporation” within the meaning of the Income Tax Act (Canada).

2.4
Notification by Pubco of Certain Events

In order to assist Indus US in complying with its obligations hereunder, Pubco will notify Indus US of each of the following events at the time set forth below:

(a)
promptly, upon the earlier of receipt by Pubco of notice of and Pubco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings; and

(b)
as soon as practicable upon the split, consolidation, reclassification, recapitalization or other change in the outstanding securities of Pubco and the issuance by Pubco of any Pubco Shares or rights to acquire Pubco Shares.

2.5
Notification by Indus US of Certain Events

In order to assist Pubco in complying with its obligations hereunder, Indus US will notify Pubco of each of the following events at the time set forth below:

(a)
promptly, upon the earlier of receipt by Indus US of notice of and Indus US otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Indus US or to effect any other distribution of the assets of Indus US among its members for the purpose of winding up its affairs;

(b)
immediately, upon receipt by Indus US of a request by a Redeemable Share Shareholder to redeem such shareholder’s Redeemable Corporation Shares, as contemplated in the articles of incorporation of Indus US; and

(c)
as soon as practicable upon the split, consolidation, reclassification, recapitalization or other change in the outstanding securities of Indus US and the issuance by Indus US of any Redeemable Corporation Shares or rights to acquire Redeemable Corporation Shares.

2.6
Delivery of Pubco Shares

In furtherance of its obligations under Section 2.1(a), upon notice from Indus US of any event that requires Indus US to cause to be delivered Pubco Shares to any holder of Redeemable Corporation Shares, Pubco shall forthwith deliver, or cause to be delivered through its transfer agent or otherwise, as Indus US may direct, the requisite number of Pubco Shares to be received by, or to the order of, the former holder of the surrendered Redeemable Corporation Shares as Indus US shall direct (and which Pubco Shares shall, in the case of a redemption that is to be satisfied in whole or in part in Pubco Shares in accordance with the Eighth A&R Charter, be contributed to Indus US substantially simultaneously with the payment of the redemption price to the former holder of the surrendered Redeemable Corporation Shares), and shall if necessary, and subject to obtaining all necessary shareholder approvals (if any), issue new Pubco Shares for such purpose. All such Pubco Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim and encumbrance.

2.7
Listing of Pubco Shares

Pubco will in good faith take all such reasonable actions and do all such things as are reasonably necessary or desirable to cause all Pubco Shares to be delivered hereunder to be listed, quoted or posted for trading on the Canadian Securities Exchange and any other stock exchanges and quotation systems on which outstanding Pubco Shares have been listed by Pubco and remain listed, quoted or posted for trading at such time (it being understood that any such Pubco Shares may be subject to transfer restrictions under applicable securities laws). Nothing in this Agreement shall require Pubco to register any securities pursuant to the United States Securities Exchange Act of 1933, as amended, or the United States Securities Exchange Act of 1934, as amended, or to register or qualify any securities for distribution under a prospectus pursuant to any applicable Canadian securities laws or United States federal securities or state “blue sky” laws.

2.8
Proceeds from Public Issuance of Pubco Shares

Without limitation of Section 2.1(b), the net proceeds, if any, received by Pubco from the issuance of Pubco Shares may be contributed by Pubco to Indus US in exchange for a number of Class A Shares equal to the number of Pubco Shares issued by Pubco.

2.9
Reimbursement of Expenses

The parties hereto agree that certain actions taken by Pubco will inure to the benefit of Indus US and the shareholders of Indus US. Therefore, Indus US will reimburse Pubco for all reasonable out-of-pocket expenses incurred on behalf of Indus US, including all fees, expenses and costs of being a public company (including expenses incurred in connection with public reporting obligations, information circulars, shareholder meetings, stock exchange fees, transfer agent fees, securities commission filing fees and offering expenses, including investment banking, brokerage or finder’s fees) and maintaining its corporate existence, except in each case to the extent adequate net proceeds received by Pubco from the issuance of Pubco Shares are retained for such purpose.

2.10
Tender Offers

So long as any Redeemable Corporation Shares not owned by Pubco or its affiliates are outstanding, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, arrangement, business combination or similar transaction with respect to Pubco Shares (an “Offer”) is proposed by Pubco or is proposed to Pubco or its shareholders and is recommended by the board of directors of Pubco, or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, Pubco will use its reasonable efforts in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Redeemable Corporation Shares (other than Pubco and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Pubco Shares, without discrimination. Without limiting the generality of the foregoing, Pubco will use its reasonable efforts in good faith to ensure that holders of Redeemable Corporation Shares may participate in each such Offer without being required to redeem Redeemable Corporation Shares as against Indus US (or, if so required, to ensure that any such redemption, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer).

2.11
Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement shall limit the ability of Pubco (or any of its subsidiaries, including without limitation, Indus US) to make ordinary market purchases of Pubco Shares in accordance with applicable laws and regulatory and stock exchange requirements.

ARTICLE 3
PUBCO SUCCESSORS

3.1
Certain Requirements in Respect of Combination, etc.

As long as any outstanding Redeemable Corporation Shares are owned by any person other than Pubco or any of its affiliates, Pubco shall not consummate any transaction (whether by way of reconstruction, recapitalization, reorganization, consolidation, arrangement, merger, amalgamation, transfer, sale, lease or otherwise) whereby all or substantially all of its property and assets would become the property of any other person or of the continuing corporation resulting therefrom unless:

(a)
such other person or continuing corporation (the “Pubco Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by Pubco Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Pubco Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Pubco under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as to substantially preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Redeemable Corporation Shares.

3.2
Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon Pubco Successor shall possess and from time to time may exercise each and every right and power of Pubco under this Agreement in the name of Pubco or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Pubco or any officers of Pubco may and shall be done and performed with like force and effect by the directors or officers of such Pubco Successor.

3.3
Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Pubco with or into Pubco or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Pubco or any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Pubco among the shareholders or members of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

ARTICLE 4
GENERAL

4.1
Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Redeemable Corporation Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Redeemable Corporation Shares) are held by any person other than Pubco and any of its affiliates.

4.2
Changes in Capital of Pubco or Indus US

(a)
In the event of a reclassification, consolidation, split, dividend of securities or other recapitalization of Pubco Shares or Indus US Shares, Pubco and/or Indus US, as applicable, shall undertake all actions necessary and appropriate to maintain the same ratios between the number Pubco Shares and the number Redeemable Corporation Shares issued and outstanding immediately prior to any such reclassification, consolidation, split, dividend of securities or other recapitalization, including, without limitation, also effecting a reclassification, consolidation, split, dividend of securities or other recapitalization with respect to, as applicable, the Pubco Shares and/or Redeemable Corporation Shares.

(b)
At all times after the occurrence of any event as a result of which Pubco Shares or Redeemable Corporation Shares (or any combination of the foregoing) are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Pubco Shares or Redeemable Corporation Shares (or any combination of the foregoing) are so changed and the parties hereto shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

4.3
Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4
Amendments, Modifications

Subject to Sections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by Indus US and Pubco and, if such amendment or modification would materially and adversely affect the Redeemable Corporation Shares, approved by the holders of a majority of the outstanding Redeemable Corporation Shares.

4.5
Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Redeemable Corporation Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all parties if the board of directors of Indus US and the board of directors of Pubco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Redeemable Corporation Shares as a whole; or

(b)
making such changes or corrections which, on the advice of counsel to Indus US and Pubco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of Indus US and the board of directors of Pubco shall be of the good faith opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Redeemable Corporation Shares as a whole.

4.6
Meeting to Consider Amendments

Indus US, at the request of Pubco, shall submit to the holders of the Indus US Shares a written consent or otherwise call a meeting of the holders of Indus US Shares, for the purpose of considering any proposed amendment or modification requiring approval under Section 4.4. Any such meeting or meetings shall be called and held in accordance with the articles of incorporation of Indus US, and all applicable laws.

4.7
Affiliates

It is hereby acknowledged by the parties that references herein to affiliates of Pubco or Indus US shall not include for the purpose of such references holders of Super Voting Shares of Pubco.

4.8
Enurement & Assignment

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any attempted assignment of the rights and obligations of this Agreement by any party hereto to a third-party shall be null and void ab initio unless the requirements of Article III are satisfied in connection with such assignment.

4.9
Notices to Parties

All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by electronic communication to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

(a)
if to Pubco, at:

Indus Holding Company

19 Quail Run Cir.

Salinas CA 93901

Attention:
Mark Ainsworth
Email:
mark@indusholdingco.com

(b)
if to Indus US, at:

Indus Holding Company

19 Quail Run Cir.

Salinas CA 93901

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by electronic communication shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day or the notice or other communication was sent after 5:00 p.m. (Pacific Time), in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10
Counterparts

This Agreement, may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11
Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

4.12
Attornment

Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Indus US hereby appoints Pubco at its registered office in the Province of British Columbia as attorney for service of process.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INDUS HOLDINGS, INC.
By:	/s/ Robert Weakley
Name: Robert Weakley
Title: Chief Executive Officer

INDUS HOLDING COMPANY
By:	/s/ Robert Weakley
Name: Robert Weakley
Title: Chief Executive Officer

Signature Page –Support Agreement